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                                                                    EXHIBIT 4(C)


                          HIBBETT SPORTING GOODS, INC.
                              451 Industrial Lane
                           Birmingham, Alabama  35211

                               September 13, 1996

Mr. Clyde B. Anderson
402 Industrial Lane
Birmingham, AL  35211

Dear Clyde:

     This letter will serve to formalize the arrangement entered into by you and Hibbett Sporting Goods, Inc. (the "Company") on August 1, 1996. The Company shall pay you for your services as a management consultant an annual fee of $50,000 payable monthly in arrears. In connection with your performance of such Services, you shall be appointed the Chairman of the Executive Committee, which shall be established by the Company. This consulting arrangement is terminable by either your or the Company immediately upon written notice.

     In addition, in consideration of your services to the Company, the Company has granted to you an option to purchase 70,820 shares of Company common stock, $0.01 per share par value (the "Common Stock") at an exercise price of $8.48 per share (the "Option:). The Option shall become exercisable on the date six months after the consummation of the initial public offering of the Company's Common Stock (the "Initial Public Offering") and shall expire on the date nine months after the consummation of the Initial Public Offering. Additional terms and conditions of such Option shall be documented in an option agreement to be delivered to you.

                                          Very truly yours,

                                          Hibbett Sporting Goods, Inc.

                                          By: /s/ John F. Megrue, Jr.
                                         --------------------------
                                                  John H. Megrue, Jr.
                                                  Chairman of the
                                                  Board of Directors

Acknowledged: /s/ Clyde B. Anderson
              ----------------------
                  Clyde B. Anderson